UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2008

UNITEDHEALTH GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	1-10864	41-1321939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(952) 936-1300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On July 2, 2008, UnitedHealth Group Incorporated (the “Company”) issued a press release updating its second quarter and full-year 2008 outlook. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

The press release contains the following non-GAAP financial measures for second quarter and full-year 2008, which exclude the impacts of the proposed settlement of the securities and Employee Retirement Income Security Act (ERISA) class action lawsuits described below, a pre-tax reduction in operating costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008, and operating costs for employee severance related to operating cost reduction initiatives: adjusted second quarter 2008 net earnings per share estimate, adjusted full-year 2008 net earnings per share estimate, adjusted full-year 2008 earnings from operations estimate, and adjusted full-year 2008 cash flows from operations estimate. The most directly comparable GAAP financial measures to these non-GAAP measures are as follows, respectively:

Second quarter 2008 net earnings per share estimate	$0.25 to $0.27
Full-year 2008 net earnings per share estimate	$2.56 to $2.66
Full-year 2008 earnings from operations estimate	$5.8 billion
Full-year 2008 cash flows from operations estimate	$4.4 billion

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are attached to the press release.

The information in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any Company filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

Settlement of Securities Class Action

On July 2, 2008, the Company announced in a press release that it has reached an agreement in principle with the lead plaintiff California Public Employees’ Retirement System (CalPERS) and plaintiff class representative Alaska Plumbing and Pipefitting Industry Pension Trust, on behalf of themselves and members of the class, to settle the federal securities class action lawsuit arising from the consolidated amended complaint filed on December 8, 2006 in the U.S. District Court in Minnesota against the Company and certain of its current and former officers and directors relating to its historical stock option practices. The proposed settlement will fully resolve all claims against the Company, all current officers and directors of the Company named in the lawsuit, and certain former officers and directors of the Company named in the lawsuit. No parties admit any wrongdoing as part of the proposed settlement.

Under the terms of the proposed settlement, the Company will pay $895 million into a settlement fund for the benefit of class members in two installments. The first installment of $450 million will be deposited into the settlement fund on the earlier of: (i) 10 days following preliminary court approval of the settlement or (ii) September 15, 2008. The remaining $445 million settlement amount will be deposited into the settlement fund on the earlier of: (i) 10 days following final non-appealable court approval of the settlement of the claims, (ii) 10 days following execution by the plaintiffs and the non-settling defendants of an agreement in principle for the settlement of the claims against the non-settling defendants, or (iii) January 1, 2009. The principal amount of the second installment will bear interest from the date of the deposit of the first installment until paid at 4.5% per annum.

In addition to the payment to the settlement fund, the Company will also supplement the substantial changes it has already implemented in its corporate governance policies with additional changes and enhancements.

The proposed settlement is subject to approval by the boards of directors of CalPERS and the Company, the completion of final documentation, and preliminary and final court approval. Further, the Company has the right to terminate the settlement if class members representing more than a specified amount of alleged securities losses elect to opt out of the settlement.

Settlement of ERISA Litigation

On July 2, 2008, the Company also announced it has reached an agreement in principle to resolve the ERISA class action litigation that was originally filed on June 2, 2006 in the U.S. District Court in Minnesota against the Company and certain of its current and former officers and directors relating to its historical stock option practices. Under the terms of the proposed settlement, the Company will pay $17 million into a settlement fund for the benefit of class members, most of which will be paid by the Company’s insurance carriers. The proposed settlement is subject to completion of final documentation and preliminary and final court approval.

The proposed settlement will fully resolve all claims against the Company and all of the individual defendants in the ERISA class action litigation. No parties admit any wrongdoing as part of the proposed settlement. The proposed settlement does not encompass, relate to or impact the related securities class action settlement discussed above.

A copy of the press release announcing the two proposed settlements is filed herewith as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description
99.1	Press Release dated July 2, 2008

99.2	Press Release dated July 2, 2008

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2008

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Christopher J. Walsh
Christopher J. Walsh
Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated July 2, 2008

99.2	Press Release dated July 2, 2008

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